Exhibit 23.1

KPMG LLP Suite 1000 30 North Third Street Harrisburg, PA 17101

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 26, 2025, with respect to the consolidated financial statements of Ollie's Bargain Outlet Holdings, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Harrisburg, Pennsylvania
June 18, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.